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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

To Thermo Instrument Systems Inc. and
Thermo Electron Corporation:

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 11, 1997 (except with respect to the matter discussed in Note 15 as to which the date is March 12, 1997), included in Thermo Instrument Systems Inc.'s Form 10-K for the year ended December 28, 1996, and our report dated February 12, 1997 (except with respect to the matter discussed in Note 16 as to which the date is March 12, 1997), included in Thermo Electron Corporation's Form 10-K for the year ended December 28, 1996, and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

Boston, Massachusetts
July 18, 1997